Exhibit 10.3(l)

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR SECTION 102(b)(2) RSUs GRANTED UNDER THE

SAIFUN SEMICONDUCTORS LTD. 2003 SHARE OPTION PLAN

Name: ____________________________ (“Recipient”)

Date of Grant: _____________________

No. of Shares: __________________

Vesting Schedule:

Number of Shares	Vesting Date*
<<Shares_Period_1>>	<<Vest_Date_Period_1>>
<<Shares_Period_2>>	<<Vest_Date_Period_2>>
<<Shares_Period_3>>	<<Vest_Date_Period_3>>
<<Shares_Period_4>>	<<Vest_Date_Period_4>>

*	if you are an active employee of Spansion or its subsidiaries through the entire vesting period

Award Expiration Date: ________

Type of RSU: Section 102(b)(2) RSU - Capital Route

Trustee: Tamir Fishman Trusts 2004 Ltd

Congratulations on being granted Spansion RSUs under the Spansion Inc. 2007 Equity Incentive Plan (the “Plan”). Your award is subject to the provisions of the Plan, this Award Agreement (the “Agreement”), the agreement between Spansion (the “Company”) and the Trustee (the “Trust Agreement”) and Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 and any regulations, rules or orders promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, all as amended from time to time (collectively, “Section 102”).

In the event of a conflict between the general terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. However, this Agreement sets out specific terms for your award, and those terms will prevail over more general terms in the Plan on the same issue, if any, or in the event of a conflict between such terms.

ISSUANCE OF RSUS. The RSUs will be registered in the name of the Trustee as required by law to qualify under Section 102, for your benefit.

•	The Trustee will hold the RSUs or the Shares to be issued upon vesting of the RSUs for the Lock-up Period, as set forth in the Plan.

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You release the Trustee from any liability in respect of any action or decision duly taken to comply with the terms of the Plan and this Agreement, in connection with any award granted to you under the Plan.

•	You agree to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with Section 102.

NON TRANSFERABILITY OF RSUS. Your RSUs and related rights are not transferable except by the laws of descent and distribution.

VESTING OF YOUR RSUS.

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An RSU represents a commitment by Spansion to issue one share of Spansion common stock for each RSU awarded on the date the RSU vests, subject to your meeting all applicable requirements. The vesting date is the date on which the restrictions lapse. After vesting, RSUs are converted into full-value shares of Spansion common stock if the applicable terms have been satisfied. Except as otherwise stated below, your RSUs vest as set forth above in this Agreement if you are an active employee through the entire vesting period.

•	In no event will your RSUs vest after the Award Expiration Date as provided above.

•	In connection with the issuance of shares upon vesting of the RSUs, you agree to sign any and all documents required by law and/or the Company.

TAX PAYMENT.

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You agree to be solely responsible for paying any and all taxes arising from the grant or vesting of RSUs, from the payment for and/or issuance and/or sale of shares covered by RSUs, or from any other event or act (of the Company, and/or its subsidiaries or affiliates, or you) relating to the RSUs or shares issued upon vesting of RSUs. The Company and/or its subsidiaries or affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.

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Furthermore, you agree to indemnify the Company and/or its subsidiaries and affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to you for which you are responsible.

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The Company or any of its subsidiaries or affiliates and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to RSUs granted under the Plan and the vesting of such RSUs and/or the issuance or sale of shares covered by the RSUs, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to you, including by deducting any such amount from your salary or other amounts payable to the you, to the maximum extent permitted under law and/or (ii) requiring you to pay to the Company or any of its subsidiaries or affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any shares and/or (iii) by causing the sale of any shares held by or on behalf of you to cover such liability up to the amount required to satisfy minimum statutory withholding requirements. In addition, you agree to pay any amount that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

TERMINATION OF RSUS

•	In no event will your RSUs vest after the Award Expiration Date as provided above.

•	Notwithstanding the above, in the event that your employment or other service terminates for Cause (as defined in the Plan), all RSUs (whether vested or not) shall terminate.

•	For purposes of this section “TERMINATION OF RSUS,” termination of your employment or other service shall be deemed effective as detailed in Section 10.5 of the Plan.

TAX ADVICE. Nothing in the Agreement is intended to serve as tax or investment advice, or to provide rules and regulations that may apply to your personal tax situation. You are advised to consult with your tax advisor with respect to the tax consequences of receiving or vesting your RSUs and/or the issuance or sale of shares covered by the RSUs.

SECURITIES LAWS.

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Shares shall not be issued unless the vesting of RSUs and the issuance and delivery of the underlying shares comply with applicable securities and other laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

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You understand and agree that the Company may cause legends to be placed upon any certificate(s) evidencing ownership of the shares that may be required by the Company or by state, federal or foreign securities laws.

ACKNOWLEDGMENT OF NATURE OF PLAN AND RSUS. In accepting the award, you acknowledge:

•	the Plan is discretionary in nature and may be modified, suspended or terminated by Spansion at any time, without notice to participants;

•	an award does not create any contractual or other right to receive future awards, or other benefits instead of RSUs;

•	all decisions with respect to RSU awards are at the sole discretion of Spansion;

•	your participation in the Plan is voluntary;

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RSU awards are not part of any contract you might have, are not compensation for services rendered to Spansion or Saifun Semiconductors Ltd. (“Saifun”), and are not used for calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

•	neither an award nor any provision of the terms and conditions that govern an award provides any employment right or contract, including any right to continued employment or other service;

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neither termination of RSUs based on termination of employment or other service, or in accordance with some other Plan provision, nor any diminution in value of the RSUs, results in any claim or right to compensation or damages, and you irrevocably release Spansion from, and waive, any such alleged claim or right that may arise; and

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subject to the specific vesting terms of your award, in the event of termination of your employment (involuntary or otherwise), your right to receive awards of RSUs and/or vest in them under the Plan will terminate as of the date designated by the Company as the last day of your active employment or other service with the Company or a subsidiary of the Company and shall not be extended by any notice or similar period that may be required by applicable local law during which the Company may determine, at its sole option, that your employment or other service is no longer active.

DATA PRIVACY NOTICE AND CONSENT. In accepting an RSU award, you consent to the collection, use and transfer, in electronic or other form, of your personal Data, as described below, by and among Spansion and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

In addition, you understand: (i) Spansion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Spansion, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan; (ii) Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including to third parties outside of Israel and further transfers thereafter, or elsewhere, and that the third parties’ countries may have different data privacy laws and protections than your country; and (iii) you may request a list with the names and addresses of such third parties by contacting your local human resources representative. You also authorize the third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any required transfer of such Data to a broker, escrow agent or other third party with whom the shares may be deposited. You understand (i) Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and (ii) you may, at any time, view Data, request additional information about the storage and processing of Data, and require necessary changes to be made to Data. You further understand you may refuse or withdraw your consent to the above at no cost by contacting in writing your local human resources representative and that such refusal or withdrawal of consent may affect your ability to participate in the Plan. If you have questions about this Data Privacy Notice and Consent, you may contact your local human resources representative.

GOVERNING LAW. Except with respect to applicability of Section 102 to your award, your award and the applicable terms and conditions will be governed by the laws of the United States of America, State of Delaware, without regard to any Delaware conflict of law principles.

ELECTRONIC DELIVERY. To the extent permitted by law, Spansion may deliver any documents related to your RSUs by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Spansion or another third party designated by Spansion.

SEVERABILITY. If one or more of the provisions of this Agreement shall be held unenforceable, the enforceability of the remaining provisions shall not be affected; to the extent permissible by law, any provisions which could be deemed null and void shall first be revised retroactively to permit these Terms and Conditions to be interpreted to carry out their intent and the intent of the Plan.

LANGUAGE. If you have received the terms of this Agreement or any other Plan-related document translated into a language other than English and if the translated version is different than the English version, the English version will control.

ENTIRE AGREEMENT. This Agreement, together with the Plan and Trust Agreement constitute the entire agreement and supersede any and all prior agreements between you and Spansion and you and Saifun regarding the subject matter hereof. Spansion may, however, unilaterally waive any provision in the terms and conditions as long as such waiver does not adversely affect your rights under the Plan; if Spansion does waive a provision, such waiver is not a future waiver of that provision or a waiver of any other provision.

SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Spansion, its successors and assigns, and Spansion shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that it would be required to perform it if no such succession or assignment had taken place.

SIGNATURE

By signing below, you agree

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the RSUs are granted under and governed by (i) this Agreement, (ii) the Plan, a copy of which has been made available for your review, (iii) Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 and the rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been made available for your review;

•	the RSUs will be issued to the Trustee to hold on your behalf, pursuant to Section 102;

•	you are familiar with the terms and provisions of Section 102, particularly the capital gains route described in subsection (b)(2) thereof; and

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you will not require the Trustee to release the RSUs or shares to you, or to sell the shares issued upon vesting of the RSUs to a third party, during the Lock-up Period, unless permitted to do so by applicable law.

Recipient’s Signature	Date